As filed with the Securities and Exchange Commission on May 1, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HILB ROGAL AND HOBBS COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1194795 (I.R.S. Employer Identification Number)

4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060

(Address of principal executive offices) (Zip Code)

__________________

HILB ROGAL AND HOBBS COMPANY

2007 STOCK INCENTIVE PLAN

(Full title of the plan)

Walter L. Smith, Esq.

Senior Vice President, Business Practices and

Quality Assurance, and Corporate Secretary

Hilb Rogal and Hobbs Company

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

(804) 747-6500

(Name and address of agent for service)

___________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	2,000,000	$43.87	$87,740,000	$2,694

(1)

The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($44.17) and low ($43.57) prices reported on the New York Stock Exchange on April 27, 2007.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated herein by reference and made a part hereof:

(1)	the Registrant’s Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended December 31, 2006, File No. 0-15981;

(2)	the portions of the Registrant’s definitive Proxy Statement for the Annual Meeting of Shareholders held on May 1, 2007 that have been incorporated by reference into the Form 10-K;

(3)	the Registrant’s Current Reports on Form 8-K filed on February 16, 2007, February 20, 2007, February 21, 2007 and May 1, 2007, File No. 0-15981; and

(4)	the description of the Registrant’s Common Stock contained in the Registrant’s Current Report on Form 8-K, filed August 11, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. Julious P. Smith, Jr., a principal in Williams Mullen, is a director of the Registrant and beneficially owned an aggregate of 5,548 shares of Common Stock as of April

24, 2007. Other attorneys employed by the firm beneficially owned an aggregate of 4,146 shares of Common Stock as of April 24, 2007.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed May 1, 2007, File No. 0-15981.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 17, 2006, File No. 0-15981.

4.3	Hilb Rogal and Hobbs Company 2007 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Henrico County, Commonwealth of Virginia, on this 1st day of May, 2007.

HILB ROGAL AND HOBBS COMPANY

By:	/s/ Martin L. Vaughan, III
Martin L. Vaughan, III
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Walter L. Smith and A. Brent King, each of whom may act individually, as attorneys-in-fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement, with any schedules or exhibits thereto, and any and all supplements or other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin L. Vaughan, III Martin L. Vaughan, III	Chairman of the Board and Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2007
/s/ Michael Dinkins Michael Dinkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2007

/s/ John Hamerski John Hamerski	Vice President and Controller (Principal Accounting Officer)	May 1, 2007
/s/ Robert H. Hilb Robert H. Hilb	Chairman Emeritus and Director	May 1, 2007
/s/ Theodore L. Chandler, Jr. Theodore L. Chandler, Jr.	Director	May 1, 2007
/s/ Norwood H. Davis, Jr. Norwood H. Davis, Jr.	Director	May 1, 2007
/s/ Robert W. Fiondella Robert W. Fiondella	Director	May 1, 2007
/s/ Anthony F. Markel Anthony F. Markel	Director	May 1, 2007
/s/ Thomas H. O’Brien Thomas H. O’Brien	Director	May 1, 2007
/s/ Scott R. Royster Scott R. Royster	Director	May 1, 2007
/s/ Julious P. Smith, Jr. Julious P. Smith, Jr.	Director	May 1, 2007
/s/ Warren M. Thompson Warren M. Thompson	Director	May 1, 2007
/s/ Robert S. Ukrop Robert S. Ukrop	Director	May 1, 2007

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

______________________

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed May 1, 2007, File No. 0-15981.

4.2	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed February 17, 2006, File No. 0-15981.

4.3	Hilb Rogal and Hobbs Company 2007 Stock Incentive Plan.*

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.*

24	Powers of Attorney (included on Signature Page).*

____________

*Filed herewith